UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Carter’s, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Carter’s, Inc.

Supplement to Proxy Statement dated May 1, 2026

For the Annual Meeting of Stockholders

To be Held on May 13, 2026

This proxy statement supplement, dated May 1, 2026 (the “Supplement”), provides updated information with respect to the 2026 Annual Meeting of Stockholders of Carter’s, Inc. (the “Company”) to be held on May 13, 2026 (the “Annual Meeting”).

On or about April 1, 2026, the Company commenced mailing to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), through which the Company is providing to its stockholders access to its proxy materials, including the Notice of the Annual Meeting and the Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”). This Supplement describes a recent change in the proposed nominees for election to the Board of Directors (the “Board”) of the Company and replaces and supersedes any inconsistent information set forth in the Proxy Statement.

Withdrawal of Nominee for Election to the Board

As described in greater detail in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2026 (the “8-K Report”), the Company announced the Board’s appointment of Ms. Sharon Price John as Chief Executive Officer and President of the Company and a member of the Board, effective June 15, 2026. In connection with the appointment of Ms. John, Mr. Douglas C. Palladini has departed the Company as Chief Executive Officer (“CEO”) and President and resigned as a member of the Board, in each case, effective April 28, 2026. Mr. Palladini is eligible for separation payments and benefits provided upon a termination of employment without “cause” pursuant to his severance agreement.

Accordingly, Mr. Palladini will not stand for re-election to the Board at the Annual Meeting. As a result, Mr. Palladini’s name has been withdrawn from nomination for re-election to the Board. Because Ms. John’s appointment to the Board will not take effect until after the Annual Meeting, she will not stand for election at the Annual Meeting.

Appointment of Interim Chief Executive Officer and President

Also as described in greater detail in the 8-K Report, the Board appointed Mr. Richard F. Westenberger, Chief Financial Officer & Chief Operating Officer of the Company, as the Company’s Interim CEO and President, effective April 28, 2026. In connection with Mr. Westenberger’s appointment to Interim CEO and President, the Board approved a compensation package for Mr. Westenberger as described in the 8-K Report.

Voting Matters

The remaining nominees named in the Proxy Statement will continue to stand for re-election at the Annual Meeting. Notwithstanding Mr. Palladini’s withdrawal as a nominee for re-election to the Board, the Notice of Internet Availability and the proxy card made available with the Notice of the Annual Meeting remain valid; however, any votes that are submitted with instructions to vote for all of the Board’s nominees will be voted only for the remaining eight nominees named in the Proxy Statement, and instruction to vote for Mr. Palladini will be disregarded. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the Annual Meeting, unless changed or revoked as described on page 91 of the Proxy Statement. None of the other agenda items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement.